                                                                    EXHIBIT 10.1



                           KING PHARMACEUTICALS, INC.

                           SEVERANCE PAY PLAN: TIER I











                           (EFFECTIVE MARCH 15, 2005)



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                                TABLE OF CONTENTS

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                                                                                     Page
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
Section 1.    Purpose Of The Plan.......................................................1

Section 2.    Eligible Executives.......................................................1

Section 3.    Definitions...............................................................1

Section 4.    Severance Pay And Severance Benefits......................................5

Section 5.    Payment of Severance Pay and Severance Benefits...........................7

Section 6.    Application Of Code Sections 280G and 4999................................7

Section 7.    Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure
              Agreement.................................................................8

Section 8.    Non-Solicitation, Non-Compete and Nondisclosure of Confidential
              Information...............................................................8

Section 9.    Plan Administration......................................................10

Section 10.   Claims Procedure.........................................................10

Section 11.   No Assignment............................................................11

Section 12.   No Employment Rights.....................................................11

Section 13.   Plan Funding.............................................................12

Section 14.   Survival of Plan Upon a Change in Control................................12

Section 15.   Applicable Law...........................................................12

Section 16.   Severability.............................................................13

Section 17.   Plan Year................................................................13

Section 18.   Amendment/Termination of Plan............................................13

Section 19.   Recovery of Payments Made by Mistake.....................................13

Section 20.   Representations Contrary to the Plan.....................................13

Section 21.   Company Property.........................................................14

Section 22.   Cooperation..............................................................14

Section 23.   Miscellaneous Provisions.................................................14

                           KING PHARMACEUTICALS, INC.
                           SEVERANCE PAY PLAN: TIER I

Effective as of March 15, 2005, King Pharmaceuticals, Inc. (sometimes hereinafter referred to as the "Company") has established the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I (hereinafter the "Plan"), for the benefit of the Company's eligible executives as described herein. The Plan is an "employee pension benefit plan" within the meaning of ERISA. The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, it is intended that the Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code section 401(a).

The Plan supersedes any Company severance plans, programs, policies or course of dealing covering eligible executives, both formal and informal.

         Section 1. Purpose Of The Plan

         The purpose of the Plan is to ensure that all eligible executives are given assurances, conditioned as set forth herein, in the form of severance pay and severance benefits, both to allow them to maintain their focus on making decisions that are in the best overall interests of the Company and the resulting successor organization in the event that a Change in Control as defined below takes place, and to alleviate concerns about job security absent a Change In Control.

         Section 2. Eligible Executives

         The Plan is applicable to those "Executives" of the Company listed on
Exhibit 1 hereto, consisting of the Chief Executive Officer, those persons other than the Chief Executive Officer who the Company has determined to be "Executive Officers" for purposes of Section 16 of the Securities Exchange Act of 1934 ("Key Executive Officers"), and each Executive Vice President, Level 1 or Level 2 whose employment is terminated due to a Qualifying Separation.

         Section 3. Definitions

         (a) "Cause" shall mean and be limited to the following:

                  (i) conviction of or pleading guilty or nolo contendere to an act of fraud, embezzlement, theft or any other act constituting a felony or any crime involving moral turpitude and/or dishonesty;

                  (ii) gross negligence or willful misconduct which results or, in the sole opinion of the Plan Administrator would be likely to result, in material harm to the Company or which results or, in the sole opinion of the Plan Administrator would be likely to result, in a materially adverse effect on the Company's reputation, operations, properties, or business or employee relationships;

                  (iii) by action or inaction, failing or refusing faithfully and conscientiously to perform one or more material assignments or responsibilities of the Executive's position;

                  (iv) failing or refusing to look after the best interests of the Company committed to the Executive's care;

                  (v) failing or refusing reasonably to advance the interests of the Company;

                  (vi) failing to devote full time, attention and energy to the business of the Company; or

                  (vii) failing to devote best efforts to the business of the Company.

         (b) "Change in Control" of the Company shall, in the case of any vested or unvested benefit under this Plan which is subject to the provisions of Code
Section 409A, have the meaning prescribed by Treasury Regulations or other applicable Treasury Department guidance. In the case of any vested or unvested benefit which is not subject to Code Section 409A, Change in Control shall mean:

         (i) the sale of substantially all of the assets of the Company; or

         (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Management Shareholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the Company;

         (iii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any voting stock of the Company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Management Shareholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the surviving or transferee corporation; or

         (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.


         A "Change in Control" shall be deemed to have occurred and be effective as of the effective date of any transaction resulting in a Change in Control as hereinabove defined.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (d) "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models, manuals, financial data, business information and files, lists of actual or potential customers of the Company, employee information and files, and any other information regarding the Company's business plans, which are not generally known to the public through legitimate origins. The Executive acknowledges and agrees that such Confidential Information is extremely valuable to the Company. For purposes of this Section, such information is "not generally known to the public through legitimate origins" if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this provision by the Executive or by misappropriation), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Plan, but the Executive shall continue to be subject to the terms of this provision as to all other Confidential Information.

         (e) "Disability" shall mean (i) the Executive's inability, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, to engage in any substantial gainful activity, or (ii) as a result of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months has received income replacement benefits under an accident and health plan of the Company for its employees.

         (f) "Good Reason" shall mean any one or more of the following:

                  (i) Implementation of a material demotion or diminution in the nature or status of the Executive's authorities, duties, responsibilities, reporting relationships, title and/or position from those in effect as of thirty (30) days prior to the Change in Control, determined in the context of the individual's relative position in the overall controlled group of corporations which includes the Company immediately prior to the Change in Control as compared to the individual's position in the overall controlled group of corporations which includes the Company immediately after the Change in Control, other than any such material change that is remedied by the Company within ten (10) days after receipt of written notice thereof given by the Executive;

                  (ii) Failure to pay promptly any material compensation when due;

                  (iii) Reduction in the rate of annual base salary without the Executive's consent;

                  (iv) Material breach of any employment contract or other agreement as to the terms and conditions of employment;

                  (v) Requiring the Executive to be based at a work location in excess of fifty (50) miles from the current location of the Executive's principal job location or office.

         The Executive's right to effect a Separation from Service for Good Reason must be exercised by the Executive within six (6) months after the date on which the Executive knows or reasonably should have known of the occurrence that constitutes Good Reason, otherwise the right to a Separation from Service on the basis of that occurrence shall be deemed to have been waived.

         The Executive's right to a Separation from Service for Good Reason shall not be affected by the Executive's temporary incapacity due to a physical or mental/psychological condition. However, a Disability as herein defined will not qualify as a Good Reason unless accompanied by one or more "good reasons" hereinabove listed.

         (g) "Good Reason Without a Change in Control" shall mean requiring the Executive to be based at a work location in excess of fifty (50) miles from the current location of the Executive's principal job location or office.

         (h) "Management Shareholder" shall mean a Person designated as an Executive Officer of the Company pursuant to the rules and regulations of the Exchange Act.

         (i) "Notice" shall mean any notice required under the Plan, which notice shall be in writing. Notice hereunder shall be deemed to have been given when delivered in person to the Company or Executive; or actually received by the Company or Executive after being transmitted by telefacsimile ("fax") to the Company or Executive; or, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the Company or Executive at their respective last known principal business address, and thereafter actually received by the Company or Executive. The burden to prove timely delivery to and receipt by the other party shall be on the party giving notice.

         (j) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or a government or political subdivision thereof.

         (k) "Plan Administrator" shall mean the Company, or the person(s), committee or other group designated by the Company to serve as Plan Administrator.

         (l) "Qualifying Separation" shall mean the Executive's Separation from Service with the Company (A) within twenty-four (24) months following the date on which a Change in Control occurs, for Good Reason, provided the Executive has first given Notice to the Company of the specified reasons for Separation from Service and that the Company has not remedied the situation within ten (10) days after the Company's receipt of the Notice; (B) as a result of Good Reason Without a Change in Control; (C) without Cause and not following a Change in Control; or (D) without Cause within twenty-four (24) months following the date on which a Change in Control occurs.

         A Qualifying Separation shall not include a Separation from Service by reason of Cause or of the Executive's voluntary resignation, retirement, death or Disability.

         (m) "Separation from Service" shall mean cessation of services to the Company and/or its affiliates, determined in accordance with guidance issued by the Secretary of the Treasury for purposes of applying Code Section 409A.

         (n) "Severance Benefits" shall mean those benefits payable to an eligible Executive other than Severance Pay, as provided in Section 4(b) of the Plan.

         (o) "Severance Pay" shall mean the severance pay payable to an eligible Executive who experiences a Separation from Service as a result of a Qualifying Separation. Severance pay will be determined in accordance with Section 4(a) of the Plan.

         Section 4. Severance Pay And Severance Benefits

         In the event of an eligible Executive's Separation from Service as a result of a Qualifying Separation, and the Executive provides the Company with an enforceable Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement, as determined under Section 7, in a form substantially the same as that attached as Exhibit 2 to this Plan and acceptable to the Company in its sole discretion, the Company shall pay to or on behalf of the Executive and provide the Executive the Severance Pay and Severance Benefits described in this Section.

         (a) Severance Pay

         The eligible Executive shall be eligible to receive Severance Pay in an amount determined under the following applicable schedule, based upon the job title of the individual at the time of a Qualifying Separation:

                  (i) In the case of a Qualifying Separation described in
         Section 3(l)(A) or (D):

                  (1) Chief Executive Officer: Three (3) times the sum of the current rate of annual salary plus the target bonus for the current year.

                  (2) Key Executive Officers and Executive Vice Presidents (Level 1 and 2): Two (2) times the sum of the current rate of annual salary plus the target bonus for the current year.

         (ii) In the case of a Qualifying Separation described in Section 3(l)(B) or (C):

                  (1) Chief Executive Officer: Two (2) times the sum of the current rate of annual salary plus the target bonus for the current year.

                  (2) Key Executive Officers and Executive Vice Presidents (Level 1 and 2): One and one-half (1.5) times the sum of the current rate of annual salary plus the target bonus for the current year.

         Salary and target bonus amounts for the current year will not be reduced by pro-ration, based upon date of Separation from Service (or termination of employment), but rather will be considered and included in full. In any case where a Qualifying Separation occurs during a fiscal year prior to or without establishment of criteria for a target bonus for that fiscal year, Severance Pay shall be computed by including, in lieu of a target bonus, any bonus(es) actually earned by the relevant individual during the immediately preceding fiscal year.

         (b) Severance Benefits

         In the event of a Qualifying Separation, an eligible Executive shall be eligible to receive Severance Benefits, consisting of continued coverage under each welfare benefit plan (within the contemplation of ERISA) listed on Exhibit 3 for which the Executive was eligible on the date of the Qualifying Separation, in each such case in accordance with the terms of the relevant plan(s) as such plans may be amended from time to time. Such Severance Benefits shall be provided under the welfare benefit plan of the Company or Affiliate, as applicable, with coverage under the same terms and conditions (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if he/she were still an active employee of the Company, including dependent coverage where applicable; provided, however, that the full cost of such coverage shall be paid by the Executive, and the Company shall reimburse the Executive for such payment, on a grossed-up basis for federal income tax purposes. Such benefits coverage shall end on the earliest of (A) eighteen (18) months beginning on the date of the Qualifying Separation, (B) the period for which severance is calculated, as set forth in paragraph (a) above, exclusive of any target bonus payment (i.e., three years for a Chief Executive Officer if benefits are determined under Section 4(a)(i)(1)), (C) the date of any material breach of the provisions of this Plan by the Executive, or (D) the date the Executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement of any type or description, without regard to whether the Executive neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement. The Executive shall notify the Company in writing within seven (7) days of becoming eligible for any such alternate coverage. At the end of such period of continued coverage, such eligible Executive shall be eligible to elect to continue Company-sponsored medical coverage under COBRA, as defined in Code Section 4980B.

         In addition, to the extent consistent with the existing terms of any equity-based incentive plan or program of the Company, any award granted to an affected Executive pursuant to such equity-based plan which is not vested and exercisable as of the date of a Qualifying Separation shall not lapse on such date, but shall instead be suspended. Pending timely execution of a Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement by the Eligible Employee, no such award shall vest or become exercisable. Upon the timely execution of a Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement by an Eligible Employee for whom a suspended award is so established, all rights of such Executive under each such suspended award shall vest and thereafter become exercisable for the remainder of the exercise period, if any, which would have existed under the terms of the award if such award had been vested on the date of the Qualifying Separation. In the event of a failure by an Executive for whom a suspended award is so established to timely execute a Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement, all suspended rights of such Executive under each such suspended award shall lapse as of the date of the Qualifying Separation. To the extent not inconsistent with the underlying plan, each such award is deemed amended accordingly.


         Section 5. Payment of Severance Pay and Severance Benefits

         Severance Pay will be paid in a lump sum following the eligible Executive's Qualifying Separation. However any Severance Pay and Severance Benefits shall become payable or available only after the seven (7) day revocation period for a signed Waiver and Release Agreement has passed. Payment shall be made as soon as is administratively practicable after the expiration of such revocation period, and in no event later than March 15 of the calendar year after the calendar year of the Qualifying Separation. All taxes and other deductions required by law, and any additional sums owing the Company shall be deducted from Severance Pay and Severance Benefits. The benefit which accrues under this Plan, if any, is net of any such amount other than taxes and other deductions required by law.

         Section 6. Application Of Code Sections 280G and 4999

         If any portion of the Severance Pay and Severance Benefits or any other payment under this Plan or under any other agreement with, or plan of, the Company which is paid to an Executive (in the aggregate "Total Payments") would constitute an "excess parachute payment" under Code Section 280G, then (i) the payments to be made to the Executive under this Plan shall not be reduced as a result, and (ii) the severance payment to the Executive shall be recomputed to a "grossed up" level sufficient to enable the Executive to pay any resulting excise taxes and income taxes (including state, local, or other taxes) on the grossed up portion of the total payment. Any such grossed up payment shall be in a single sum payment at a time which will enable timely payment of any excise tax due by the Executive.

         Section 7. Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement

         In order to receive the Severance Pay and Severance Benefits available under the Plan, an eligible Executive must execute and deliver a signed, enforceable Waiver, Release and Non-solicitation, Noncompete and Nondisclosure Agreement to the Plan Administrator within forty-five (45) days of his/her date of Qualified Separation or, if later, within (45) days of the date such Agreement is provided to the Executive. Notwithstanding the prior sentence, (i) in the event of the death of the Executive, a duly executed Agreement signed by the Executive within the forty five (45) day normal execution period following a Qualified Separation which is delivered to the Company by the Executive's representative within one hundred eighty (180) days following the date of the Executive's death will be treated as having been delivered to the Company within such forty five (45) day period, (ii) in the event an Executive duly executes the required Agreement within the normal forty five (45) day execution period following a Qualified Separation, and then prior to delivery the Executive incurs a disability which, in the sole opinion of the Plan Administrator, renders the Executive incapable of delivering such Agreement to the Company within such forty five (45) day period, then delivery to the Company of such signed Agreement within one hundred eighty (180) days following the date of the Executive's disability will be treated as having been delivered to the Company within such forty five (45) day period.

         An eligible Executive may revoke his/her signed Waiver, Release and Non-solicitation, Noncompete and Nondisclosure Agreement within seven (7) days of his/her signing such Agreement, provided such revocation is made in accordance with the provisions for revocation set forth below. Any such revocation must be made in writing and must be received by the Plan Administrator within such seven (7) day period. An eligible Executive who timely revokes his/her Waiver, Release and Non-solicitation, Noncompete and Nondisclosure Agreement shall not be eligible to receive any Severance Pay and Severance Benefits under the Plan. An eligible Executive who timely submits a signed Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement and who does not exercise his/her right of revocation shall be eligible to receive Severance Pay and Severance Benefits under the Plan. Eligible Executives are encouraged to contact their personal attorney at their own expense to review the Waiver, Release and Non-solicitation, Noncompete and Nondisclosure Agreement if they so desire. An Executive's acceptance and right to retention of Severance Pay and Severance Benefits are contingent upon the terms of the Plan and full compliance with the terms of the Agreement, including but not limited to the provisions of paragraph 5 of such Agreement.

         Section 8. Non-Solicitation, Non-Compete and Nondisclosure of Confidential Information

         (a) Non-Solicitation and Covenant Not to Compete. Over the period for which benefits are calculated under Section 4(a), Executive covenants that Executive will not, without the prior joint written consent of the Compensation and Human Resources Committee of the Board of Directors and the Chief Executive Officer of the Company:

                  (i) Accept any employment, whether as an owner, partner, director, officer, employee, agent, independent contractor, consultant, or in any other capacity, with any Person the business of which, at the time of Executive's Separation from Service, directly competes with any of the Company's or its subsidiaries' or affiliates' major products in development or production as of the date of the Qualifying Separation, in any geographic area in which the Company markets its products.

                  (ii) Solicit or attempt to solicit, directly or indirectly and in any capacity, any customer or distributor with whom Executive had contact during the term of his or her employment with the Company; or

                  (iii) Solicit or attempt to solicit any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate his or her employment relationship. Further, if Executive requests written consent from the Company to solicit any particular employee in accordance with the provisions of this Section 8, Executive will not discuss any employment possibility with such employee prior to securing the Company's written consent and, should the Company decline to grant such consent, Executive will not at any time, either during or after the period for which benefits are being provided under Section 4(a), advise the subject employee that he or she was the subject of a request under this Section 8 or that the Company declined to grant Executive the right to discuss an employment possibility with the subject employee.

         (b) Nondisclosure. After a termination of employment or Separation from Service with the Company and, not by way of limitation, as a condition of continued benefits under the Plan, the Executive shall not, in any form or manner, directly or indirectly, divulge, disclose or communicate to any Person, or utilize for the Executive's personal benefit or for the benefit of any competitor of the Company, any Confidential Information. The obligations of this paragraph shall survive the period for which benefits are provided under the Plan.

         (c) Breach of this Section. Not by way of limitation, a breach of this Section by the Executive shall result in (i) the immediate and permanent cessation of payment (or, in the event of a benefit which would be paid as a lump sum, non-payment if not yet paid or a right of recovery by the Company, if paid) of Severance Pay and the provision of Severance Benefits to such Executive, (ii) the obligation of the Executive to repay to the Company upon written demand ninety percent (90%) of the amount of Severance Pay and cost of Severance Benefits previously paid or provided to the Executive and dependents of Executive, plus simple interest at the rate of ten percent (10%) per annum from the date of payment of such Severance Pay and Severance Benefits to the date of repayment to the Company, and (iii) the obligation of the Executive to pay to the Company its costs and expenses in enforcing this Section (including court costs, expenses and reasonable legal fees). Additionally, upon any breach or threatened breach of this Section, the Company shall be entitled to injunctive relief, both temporary and permanent, without the necessity of posting a bond, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.

         Section 9. Plan Administration

         The Plan Administrator shall have the sole, absolute and final discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the interpretation and administration of the Plan. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

         The Plan Administrator shall establish and maintain a reasonable claims procedure for Severance Pay, including a procedure for appeal of denied claims. An Executive shall be entitled to a statement of the appeals procedure upon request. In no event shall an eligible Executive or any other person be entitled to challenge a decision of the Plan Administrator in arbitration, court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.

         For Severance Benefits provided under the King Pharmaceuticals Medical, Dental and Vision Care Plan, or any successor thereto, the claims procedure shall be determined and administered under the terms of such Plan.

         Section 10. Claims Procedure

For purposes of this Section, "Claim" means any request for Severance Pay benefits under the Plan. For Severance Benefits provided under the King Pharmaceuticals Medical, Dental and Vision Care Plan, or any successor thereto, or other benefit plan under which Severance Benefits may be provided, the term "Claim" and the claims procedure shall be determined and administered under the terms of such plan.

         (a) In General. An Executive may file a claim for Severance Pay benefits with the Plan Administrator. The Plan Administrator will notify the claimant of its benefit determination within a reasonable period of time, but in no event later than thirty (30) days after receipt of the Claim. The thirty (30) day period may be extended by an additional thirty (30) days for matters beyond the control of the Plan Administrator as long as the claimant is notified of such extension prior to the expiration of the initial thirty (30) day period. An adverse benefit determination by the Plan Administrator may be appealed as provided in this Section.

         (b) Adverse Benefit Determination. The Plan Administrator will provide written or electronic notification of an adverse benefit determination within the timeframes set forth in this Section. This notification will include (i) The specific reasons for the adverse benefit determination; (ii) Reference to the specific Plan provisions on which the determination was based; (iii) A description of any additional material or information necessary for the claimant to perfect the Claim, and an explanation of why such material or information is needed; (iv) A description of the Plan's review procedures and the time limits applicable to such procedures; (v) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and
(vi) A statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

         (c) Appeals. Upon receipt of notification of an adverse benefit determination, the claimant shall have sixty (60) days from such date to file an appeal with the Plan Administrator. The claimant may submit written comments, documents, records and other information relating to the Claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will provide written or electronic notification to the claimant of its decision on appeal no later than sixty (60) days after receipt of the appeal. The Plan Administrator's notification of its decision on appeal shall include the following:

                  i) The specific reasons for the adverse appeal determination;

                  ii) Reference to the specific Plan provisions on which the determination was based;

                  iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and

                  iv) A statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

         Section 11. No Assignment

         Severance Pay and Severance Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay and Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.

         Section 12. No Employment Rights

         The Plan is not a contract for employment and shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company or its successor to terminate the employment of any eligible Executive or other person at any time.

         Section 13. Plan Funding

         The payments to an eligible Executive hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan or any Agreement in connection with the Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Executive acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

         Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.

         Section 14. Survival of Plan Upon a Change in Control

         The Plan shall survive a Change in Control of the Company and shall be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, functional reorganization, sale, affiliation or other reorganization of the Company. Upon the Change in Control of the Company, the successor entity shall assume the obligations and liabilities of the Plan. All Executives who were employed by the Company as of a Change in Control shall continue to be eligible to receive the Severance Pay and Severance Benefits available under the Plan and such Severance Pay and Severance Benefits shall be payable by the successor entity. Notwithstanding the foregoing provisions of this Section, following a Change in Control of the Company, nothing in the Plan shall preclude the successor entity from adopting its own new change in control severance plan for employees covering a subsequent change in control, provided, however, that any such new change in control severance plan shall not in any way change the ability of all Executives who were employed by the Company as of a Change in Control to continue to be eligible to receive the Severance Pay and Severance Benefits available under the Plan, except within the limitations of
Section 17.

         Section 15. Applicable Law

         The Plan shall be governed and construed in accordance with ERISA as it applies to top hat plans for a select group of management or highly compensated employees and, in the event that any reference shall be made to State law, the internal laws of the State of Tennessee shall apply to the extent not preempted by ERISA. It is intended that the Plan comply with applicable provisions of
Section 409A of the Internal Revenue Code and, to the extent such Section applies, the Plan shall be construed and administered accordingly.

         Section 16. Severability

         If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

         Section 17. Plan Year

         The ERISA plan year of this Plan shall be the twelve-month period commencing on January 1 of each year.

         Section 18. Amendment/Termination of Plan

         With respect to amendments to clarify existing provisions of the Plan or to conform the Plan to the requirements of law, the Company reserves the right in its sole discretion to amend the Plan at any time, retroactively or otherwise, either by written resolution of the Company's Board of Directors or in writing signed by the Compensation and Human Resources Committee of the Board of Directors. Except as otherwise provided in this Section, the Company reserves the right in its sole discretion to amend or terminate the Plan at any time either by written resolution of the Company's Board of Directors or in writing signed by the Compensation and Human Resources Committee of the Board of Directors; provided, however, that (i) any such amendment or termination which would reduce or otherwise adversely affect the benefits of an Executive who has previously incurred a Qualifying Separation may not take effect as to the affected Executive without the written consent of the affected Executive, and
(ii) any such amendment or termination which would reduce or adversely affect the benefits which may be payable to an Executive who has not yet incurred a Qualifying Separation at the time of the amendment shall be effective not sooner than (A) twenty-four (24) months from the date of such written action in the event the written action occurs on or after the date of a Change in Control, or
(B) twelve (12) months from the date of such written action in the event the written action occurs prior to the date of a Change in Control. Not by way of limitation of the foregoing, in the event of termination of the Plan, an eligible Executive whose Severance Pay and/or Severance Benefits are in payment status when such Plan Separation occurs shall continue to be paid or provided his/her Severance Pay and/or Severance Benefits as if the Plan had not terminated.

         Section 19. Recovery of Payments Made by Mistake

         An eligible Executive shall be required to return immediately to the Company any Severance Pay or Severance Benefit payment, or portion thereof, made by a mistake of fact or law.

         Section 20. Representations Contrary to the Plan

         No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Company, nor may any such representation be relied upon by Executive.

         Section 21. Company Property

         All ideas, inventions, trade secrets, know how, documents and data ("Creative Property") developed by Executive either during, in connection with, or pursuant to Executive 's employment with the Company shall remain the exclusive property of the Company upon termination of employment or a Separation from Service. In order to be eligible to receive Severance Pay or Severance Benefits under this Severance Pay Plan, Executive must provide all reasonable assistance to the Company in perfecting and maintaining its rights to Creative Property and must return and surrender possession of all other property of the Company of any nature whatsoever, including but not limited to keys, other methods of entry or access to the Company's physical premises, credit cards, identification badges, memoranda, notes, documents and records, reports, computer hardware or software, cellular phones and other communication devices, and any other information, material, or equipment (or copies thereof) in Executive's control or possession as of the date of his or her termination of employment or Separation from Service.

         Section 22. Cooperation

         In order to be eligible to receive Severance Pay or Severance Benefits under this Severance Pay Plan, Executive must fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of Executive 's termination of employment or Separation from Service or that may later become known. Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice.

         Section 23. Miscellaneous Provisions

         All pay and other benefits (except Plan Severance Pay and Severance Benefits), payable to an eligible Executive as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which an eligible Executive has as of his/her date of Separation of employment with the Company according to the established policies, plans, and procedures of the Company shall be made available to him/her.



                                       KING PHARMACEUTICALS, INC.


                                       By:
                                              ---------------------------------

                                       Title:
                                              ---------------------------------

                                    EXHIBIT 1

                           KING PHARMACEUTICALS, INC.
                      EXECUTIVE OFFICERS SEVERANCE PAY PLAN

                               ELIGIBLE EXECUTIVES

                                      NAME





















                                   Exhibit 1-1

                                    EXHIBIT 2

                           KING PHARMACEUTICALS, INC.
                           SEVERANCE PAY PLAN: TIER I

                      WAIVER, RELEASE AND NON-SOLICITATION,
                     NONCOMPETE AND NONDISCLOSURE AGREEMENT

         1. In consideration for the Severance Pay and/or Severance Benefits to be provided to me under the terms of the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I ("Plan"), and after having had a full, unhurried opportunity to consult with an attorney of my choice with respect to this Agreement, including its consent and final binding effect, I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge King Pharmaceuticals, Inc. (hereinafter referred to as the "Company") and its parent (if any), subsidiaries, divisions and Affiliates (as defined in the Plan), whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Releases"), from any and all known or unknown demands, damages, actions, causes of action, claims, losses, or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or the Separation of my employment with the Company and/or any of the other Releasees and/or any other occurrence from the beginning of time up to and including the date of this Agreement, including but not limited to:

                  (a) All claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

                  (b) All claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

                  (c) Any and all other claims whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful Separation, retaliatory discharge, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or the Separation of my employment with the Company and/or any of the other Releasees.



                                   Exhibit 2-1

         2. I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or the Separation of my employment with the Company and/or any of the other Releasees.

         I further agree not to make any public statement or statements, to the press or otherwise, concerning the Company's Board of Directors, management, business objectives, status of its securities, its management practices, products, or other sensitive information, without first receiving the written consent of the Company's Executive Vice President of Human Resources and its Chief Executive Officer, and I will not take any action which would cause the Company, or its employees or agents, embarrassment or humiliation or otherwise cause or contribute to the Company, or any such person, being held in disrepute by the general public or the Company's employees, clients, or customers.

         3. I further acknowledge and agree in the event that I breach the provisions of paragraph 2 above and/or the Non-Solicitation, Non-Compete or Nondisclosure provisions of the Plan, (a) the Company shall not be obligated to continue payment of the Severance Pay and the availability of Severance Benefits to me, (b) I shall be obligated to repay to the Company upon written demand ninety percent (90%) of the amount of Severance Pay and cost of the Severance Benefits paid or provided to me, plus simple interest at the rate of ten percent (10%) per annum from the date of payment of such pay and/or benefits, and (c) I shall be obligated to pay the Company its costs and expenses in enforcing the provisions of this Agreement and the Plan (including court costs, expenses and reasonable legal fees), and the foregoing shall not affect the validity of this Agreement and shall not be deemed a penalty or a forfeiture. In the event I breach the notice requirements of Section 4(b) of the Plan regarding eligibility for alternate welfare plan coverage after a Qualifying Separation, I understand and agree that the provisions of the prior sentence shall apply, but solely with respect to the Severance Benefits for which such required notice was not timely provided. Executive specifically acknowledges that the restrictions, prohibitions, and other provisions of this paragraph and the Non-Solicitation, Non-Compete and Nondisclosure restrictions of the Plan are reasonable, fair, and equitable in scope, terms, and duration, and are a material inducement to the Company to provide the benefits described in the Plan. Executive agrees that the obligations in this Agreement are necessary in order to protect the Company's legitimate business interests; its trade secrets and confidential information; its relationships with its customers and distributors; its investment in its employees; and its goodwill, in light of the nature and extent of the business conducted by the Company. Executive further agrees that upon any breach or threatened breach of these obligations, the Company shall be entitled to injunctive relief, both temporary and permanent, without the necessity of posting a bond, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.

         4. I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.


                                   Exhibit 2-2

         5. I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim; and I hereby unconditionally agree that I shall not now or at any time in the future, either individually or through others, as an independent contractor or otherwise in any capacity, directly or indirectly, apply for or otherwise seek employment or any other arrangement with the Company and/or any of the other Releasees to provide services to or on behalf of any of the same, without the prior written consent of the Executive Vice President of Human Resources of the Company.

         6. I acknowledge that I have been given at least forty-five (45) days to consider this Waiver and Release Agreement thoroughly and I was advised to consult with my personal attorney, if desired, before signing below.

         7. I understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Plan Administrator. I further understand that if I revoke this Agreement, I shall not receive Severance Pay or Severance Benefits.

         8. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         9. I understand that nothing in this Agreement shall affect any obligation which the Company may have to indemnify me pursuant to Section 9 of the Company's charter or Article VII of the Company's bylaws.

         10. I acknowledge and agree that this Agreement is given in exchange for consideration in addition to anything of value to which I am already entitled.

         11. I acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect. If any portion of this Agreement or the Plan relating to Non-Solicitation, Non-Compete or Nondisclosure is held by a court of competent jurisdiction to be unreasonable, unenforceable, arbitrary, or against public policy, then such portion shall be considered divisible as to time, geographical area, and prohibited activities, and the remaining provisions shall remain in effect, and the parties agree to reasonable modification, including but not limited to modifications as to time, geographical area, and prohibited activities, as the court shall decide in order to reflect the intent of the parties.

         12. This Agreement is deemed made and entered into in the State of Tennessee, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Tennessee, to the extent not preempted by applicable federal law.

         Jurisdiction and venue over any dispute under this Agreement shall lie solely in the Law Court for Sullivan County, Tennessee, Bristol Division.


                                   Exhibit 2-3

         13. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement and that I voluntarily and knowingly enter into this Agreement by signing below. No modification of this Agreement shall be effective unless made in writing and signed by both Executive and the Company.

         14. ACKNOWLEDGMENT OF COMPLIANCE

         Because this Agreement includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT ("ADEA"), your signature below acknowledges that it complies with the Older Worker Benefit Protection Act ("OWBPA") of 1990 and further acknowledges that you confirm, understand, and agree to the terms and conditions of this Agreement; that these terms are written in lay person terms, and that you have been fully advised of your right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors, to review this agreement.

         It also acknowledges that you do not waive any rights or claims under the ADEA that may arise after the date this Agreement is signed by you, and specifically, that under this Agreement, you are receiving consideration beyond anything of value to which you are already entitled. It is understood by you that you have been advised to consult with an attorney of your choice before signing. You also understand that you have up to forty-five (45) full days to consider whether to sign this release and agreement. By signing this release on the date shown below, you knowingly and voluntarily elect to forego waiting the portion then remaining of the forty-five (45) full days to consider whether to sign this release and agreement.

         15. RIGHT OF REVOCATION

         Your signature also acknowledges that, in compliance with the OWBPA condition above, you have been fully advised by the Company of your right to revoke and nullify this release and agreement, which right must be exercised, if at all, within seven (7) days of the date of your signature. Any revocation of this Agreement must be in writing, addressed to the Company, to the attention of the Plan Administrator of the King Pharmaceuticals, Inc. Severance Pay Plan:
Tier I, and the Company must be notified within the foregoing seven (7) day period. This Agreement will not become effective or enforceable until the expiration of the 7-day period.

         16. BINDING EFFECT

         Upon signing this agreement, it will become effective and binding upon you and the Company and upon the respective successors, assigns, heirs and personal representatives as is discussed in paragraph 1 above.


                                   --------------------------------------------
                                   Name of Eligible Executive -- Please Print

                                   --------------------------------------------
                                   (Signature of Eligible Executive)

                                   --------------------------------------------
                                   (Date)


                                   PLEASE RETURN TO:

                                   Plan Administrator
                                   King Pharmaceuticals, Inc.
                                   Severance Pay Plan: Tier I





                                   Exhibit 2-4

                                    EXHIBIT 3

                  WELFARE PLANS INCLUDED IN SEVERANCE BENEFITS

























                                   Exhibit 2-6